As filed with the Securities and Exchange Commission on October 27, 2004

Registration No. 333-[ ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0589190
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1000 Flower Street
Glendale, California 91201
(Address of Principal Executive Offices)

2004 Omnibus Incentive Compensation Plan
Amended and Restated Employee Equity Participation Plan
of DreamWorks L.L.C. and its Subsidiaries
(Full Title of Plans)

Katherine Kendrick, Esq.
General Counsel’s Office
DreamWorks Animation SKG, Inc.
1000 Flower Street, Glendale, CA 91201
(818) 695-5000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Faiza J. Saeed, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed maximum	Proposed maximum
securities	to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee
Class A Common Stock, par value $.01 per share	16,521,358	$25.00	$413,033,950	$52,332

(1) Based on (i) the maximum number of shares of DreamWorks Animation SKG, Inc. Class A Common Stock as to which equity-based compensation may be granted under the 2004 Omnibus Incentive Compensation Plan and (ii) the number of shares subject to certain outstanding awards under the Amended and Restated Employee Equity Participation Plan of DreamWorks L.L.C. and its Subsidiaries as of October 27, 2004, divided by the high end of the range of estimated initial public offering prices of our Class A Common Stock to reflect the number of shares of DreamWorks Animation SKG, Inc, Common Stock that will be issued in settlement of such awards pursuant to the Separation Agreement, dated October 27, 2004, among DreamWorks Animation L.L.C., DreamWorks Animation SKG, Inc. and DreamWorks L.L.C. In addition, in accordance with Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 based on the high end of the range of estimated initial public offering prices of our Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

     All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by DreamWorks Animation SKG, Inc. (the “Corporation”) are incorporated by reference herein and shall be deemed a part hereof: (1) the Corporation’s Registration Statement on Form S-1 filed with the Commission on July 21, 2004, as amended (Registration 333-117528), and (2) all other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Exchange Act since October 27, 2004.

     All documents filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the DreamWorks Animation SKG, Inc. Class A Common Stock, par value $.01 per share, offered hereby has been passed upon by Kathy Kendrick, General Counsel of the Corporation.

Item 6. Indemnification of Directors and Officers.

     The By-Laws of the Corporation (Article VII, Section 1) provide the following:

     “The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person that was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such proceeding or any claim made in connection therewith. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section 1 of Article VII. Subject to the second sentence of the next paragraph, the Corporation shall be required to indemnify or make advances to a person in connection with a Proceeding (or part thereof) initiated by such person only if the initiation of such Proceeding (or part thereof) was authorized by the Board.

     The Corporation shall pay the expenses (including attorneys’ fees) incurred by any person that is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by such a person in defending any Proceeding in advance of its final disposition shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Section 1 of Article VII or otherwise. If a claim for indemnification after the final disposition of the Proceeding is not paid in full within 90 calendar days after a written claim therefor has been received by the Corporation or if a claim for payment of expenses under this Section 1 of Article VII is not paid in full within 20 calendar days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The rights conferred on any person by this Section 1 of Article VII shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, these By-laws, agreement, vote of stockholders or resolution of disinterested directors or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

     Any amendment, modification or repeal of the foregoing provisions of this Section 1 of Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

     The Certificate of Incorporation of the Corporation (Article VI, Section 4) provides the following:

     “Limitation on Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 4 of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

     A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     In addition, the Corporation maintains directors’ and officers’ liability insurance policies.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Katherine Kendrick, General Counsel of DreamWorks Animation SKG, Inc., regarding the legality of the securities being issued.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Katherine Kendrick (included in Exhibit 5.1)

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (A) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (B) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.

     (C) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York in the State of New York, on the 27th day of October, 2004.

DreamWorks Animation, Inc.
By:	/s/ Jeffrey Katzenberg
	Name:	Jeffrey Katzenberg
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jeffrey Katzenberg Jeffrey Katzenberg	Chief Executive Officer and Director	October 27, 2004
/s/ Katherine Kendrick Katherine Kendrick	Vice President, General Counsel and Director	October 27, 2004
/s/ Kristina M. Leslie Kristina M. Leslie	Chief Financial Officer, Chief Accounting Officer and Director	October 27, 2004

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Katherine Kendrick, General Counsel of DreamWorks Animation SKG, Inc., regarding the legality of the securities being issued.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Katherine Kendrick (included in Exhibit 5.1)